As filed with the Securities and Exchange Commission on August 1, 2017

Registration No. 333-129709

Registration No. 333-150405

Registration No. 333-177752

Registration No. 333-190252

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (Registration No. 333-129709)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (Registration No. 333-150405)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (Registration No. 333-177752)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (Registration No. 333-190252)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE GOODYEAR TIRE & RUBBER COMPANY

(Exact Name of Registrant as Specified in its Charter)

Ohio	34-0253240
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 Innovation Way

Akron, Ohio 44316-0001

(Address of Principal Executive Offices, Including Zip Code)

2005 Performance Plan of The Goodyear Tire & Rubber Company

2008 Performance Plan of The Goodyear Tire & Rubber Company

2013 Performance Plan of The Goodyear Tire & Rubber Company

2017 Performance Plan of The Goodyear Tire & Rubber Company

(Full Title of the Plans)

David L. Bialosky, Esq., Senior Vice President,

General Counsel and Secretary

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

(330) 796-2121

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act     ☐

EXPLANATORY STATEMENT

The Goodyear Tire & Rubber Company (the “Registrant”) previously filed with the Securities and Exchange Commission (the “Commission”) (i) a registration statement on Form S-8 (File No. 333-129709) on November 15, 2005 to register 12,000,000 shares of Common Stock, without par value, of the Registrant (“Common Stock”) available for issuance under the Registrant’s 2005 Performance Plan (the “2005 Plan”), (ii) registration statements on Form S-8 (File Nos. 333-150405 and 333-177752) on April 24, 2008 and November 4, 2011 to register, in the aggregate, 17,500,000 shares of Common Stock available for issuance under the Registrant’s 2008 Performance Plan (the “2008 Plan”), and (iii) a registration statement on Form S-8 (File No. 333-190252) on July 30, 2013 to register 11,000,000 shares of Common Stock available for issuance under the Registrant’s 2013 Performance Plan (the “2013 Plan,” and together with the 2005 Plan and the 2008 Plan, the “Prior Plans”). The Registrant paid the requisite registration fees at the time of filing the registration statements for the Prior Plans (each individually, a “Registration Statement”) to register the shares of Common Stock.

On April 10, 2017 (the “Approval Date”), the shareholders of the Registrant approved the 2017 Performance Plan of The Goodyear Tire & Rubber Company (the “New Plan”). Under the terms of the New Plan, effective as of the Approval Date, no new shares of Common Stock may be issued under the Prior Plans and any shares of Common Stock subject to outstanding awards issued under the Prior Plans which expire according to their terms or are forfeited, terminated, canceled or surrendered without having been exercised or are settled, or can be paid only, in cash, or are surrendered in payment of taxes associated with such awards (other than stock options or stock appreciation rights) (the “Carryover Shares”) are available for issuance under the New Plan.

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statement, the Registrant is filing this Post-Effective Amendment to the Registration Statement to reflect that, as of the Approval Date, the Carryover Shares registered under the Registration Statement may instead become available for issuance under the New Plan.

Contemporaneously with the filing of this Post-Effective Amendment to the Registration Statement, the Company is filing a Registration Statement on Form S-8 to register 18,000,000 shares of Common Stock authorized for issuance pursuant to the New Plan, which amount excludes the Carryover Shares. No additional shares of Common Stock are being registered by this Post-Effective Amendment to the Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant has sent or given, or will send or give, documents containing the information specified by Part I of the Registration Statement to participants in the New Plan, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the Commission, are incorporated by reference into this Registration Statement (except for the portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the Commission, which are deemed not to be incorporated by reference into this Registration Statement):

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

2.	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017;

3.	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 6, 2017, March 7, 2017, April 13, 2017, and June 8, 2017; and

4.	The description of the Registrant’s Common Stock, without par value, contained in the Registration Statement on Form 8-A filed with the Commission on December 17, 2012, and all amendments and reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the time of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is an Ohio corporation. Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of Ohio authority to indemnify or agree to indemnify its directors and officers against certain liabilities they may incur in such capacities in connection with criminal or civil suits or proceedings, other than an action brought by or in the right of the corporation, provided that the director or officer acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the corporation, the corporation may indemnify or agree to indemnify its directors and officers against certain liabilities they may incur in such capacities, provided that the director or officer acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification shall not be made in respect of any claim, issue, or matter as to which (a) the person is adjudged to be liable for negligence or misconduct in the performance of their duty to the corporation unless and only to the extent that the court of common pleas or the court in which the action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for expenses that the court considers proper or (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code. Section 1701.13(E) further provides that a corporation shall indemnify a director or officer for expenses, including attorney’s fees, actually and reasonably incurred by the director or officer in connection with any action, suit or proceeding referred to above to the extent he or she has been successful on the merits or otherwise in defense of the action, suit or proceeding, or in defense of any claim, issue or matter in the action, suit or proceeding.

The Registrant has adopted provisions in its Code of Regulations that provide that it shall indemnify its directors and officers against any and all liability and reasonable expense that may be incurred by a director or officer in connection with or resulting from any claim, action, suit or proceeding (whether brought by or in the right of the Registrant or such other entity or otherwise) in which the person may become involved by reason of his or her being or having been a director or officer of the Registrant, or by reason of any past or future action taken or not taken in his or her capacity as such director or officer, provided such person acted in good faith, in what he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

As permitted by Ohio law, the Registrant’s Code of Regulations also authorize the Registrant to advance expenses incurred by a director or officer in defending any claim, action, suit or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay all amounts so advanced unless it is ultimately determined that he or she is entitled to indemnification.

The Registrant maintains and pays the premiums on contracts insuring the Registrant and its subsidiaries (with certain exclusions) against any liability to directors and officers they may incur under the above provisions for indemnification and insuring each director and officer of the Registrant (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to the Registrant even if the Registrant does not have the obligation or right to indemnify such director or officer against such liability or expense.

The Registrant, upon approval by the Board of Directors, may enter into agreements with directors and officers whom the Registrant may indemnify under the Code of Regulations or under the laws of the State of Ohio and may undertake thereby to indemnify such directors and officers and to pay the expenses incurred by them in defending any action, suit or proceeding against them.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on the 1st day of August, 2017.

THE GOODYEAR TIRE & RUBBER COMPANY

By:	/s/ David L. Bialosky
David L. Bialosky
Senior Vice President, General Counsel and
Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Richard J. Kramer	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)

* Laura K. Thompson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Evan M. Scocos Evan M. Scocos	Vice President and Controller (Principal Accounting Officer)	August 1, 2017

* William J. Conaty	Director

* James A. Firestone	Director

* Werner Geissler	Director

* Peter S. Hellman	Director

* Laurette T. Koellner	Director

* W. Alan McCollough	Director

* John E. McGlade	Director

* Michael J. Morell	Director

* Roderick A. Palmore	Director

* Stephanie A. Streeter	Director

* Thomas H. Weidemeyer	Director

* Michael R. Wessel	Director

*By:	/s/ David L. Bialosky	August 1, 2017
David L. Bialosky
Attorney-in-fact for
each of the persons indicated

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Certificate of Amended Articles of Incorporation of The Goodyear Tire & Rubber Company, dated December 20, 1954, Certificate of Amendment to Amended Articles of Incorporation of the Company, dated April 6, 1993, Certificate of Amendment to Amended Articles of Incorporation of the Company, dated June 4, 1996, Certificate of Amendment to Amended Articles of Incorporation of the Company, dated April 18, 2006, Certificate of Amendment to Amended Articles of Incorporation of the Company, dated April 22, 2009, Certificate of Amendment to Amended Articles of Incorporation of the Company, dated March 30, 2011, and Certificate of Amendment to Amended Articles of Incorporation of the Company, dated April 16, 2015, together comprising the Company’s Articles of Incorporation, as amended (incorporated by reference, filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015).

4.2	Code of Regulations of The Goodyear Tire & Rubber Company, adopted November 22, 1955, and as most recently amended on February 28, 2017 (incorporated by reference, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on March 6, 2017).

4.3	Specimen Nondenominational Certificate for Shares of the Common Stock, Without Par Value, of the Registrant (incorporated by reference, filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on May 9, 2007).

4.4	2005 Performance Plan of The Goodyear Tire & Rubber Company (incorporated by reference, filed as Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010).

4.5	2008 Performance Plan of The Goodyear Tire & Rubber Company (incorporated by reference, filed as Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010).

4.6	2013 Performance Plan of The Goodyear Tire & Rubber Company (incorporated by reference, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on April 19, 2013).

4.7	2017 Performance Plan of The Goodyear Tire & Rubber Company (incorporated by reference, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on April 13, 2017).

24.1	Power of Attorney.